EXHIBIT 99.1


On November 30, 2000, the Registrant issued the following press release:


          " PYR ENERGY REPORTS FISCAL AUGUST 31, 2000 FINANCIAL RESULTS

     DENVER -- PYR Energy Corporation (AMEX:PYR) today announced audited financial results for the fiscal years ended August 31, 2000 ("2000") and August 31, 1999 ("1999"). PYR Energy reports that for 2000, the Company had a net loss from operations of ($982,547) or 6 cents ($.06) per common share compared with a net loss of ($1,140,407) or 11 cents ($.11) per common share for 1999.

     The Company has had no revenues from the sale of oil or natural gas production. Interest income was $165,411 and $116,713 for 2000 and 1999, respectively. General and administrative expenses associated with the Company's efforts to pursue primarily its exploration projects totaled $929,420 for 2000 and $743,115 for 1999. This difference results primarily from increases in shareholder/investor relations and business promotion costs associated with the Company's listing on the American Stock Exchange and from expanding investor and shareholder base.

     Nominal interest expense of $211 was recorded during 2000 and $183,256 of interest expense was recorded during 1999. The Company paid dividends on its outstanding preferred shares of $178,621 for 2000 by issuing a total of 38,531 shares of common stock and paid $50,910 in cash for 1999. The decrease in interest expense and increase in dividends paid results from the conversion of convertible debentures, outstanding through April 16, 1999, into preferred shares. The Company was obligated to pay interest at an annual rate of 10% on the outstanding convertible debentures. The Company is obligated to pay a 10% annual dividend on outstanding Preferred Shares. In November of 2000, the Company met specific requirements in order to begin a redemption process on all of the outstanding preferred shares. The holders of the preferred shares have been informed that all of the outstanding preferred shares would be redeemed on December 8, 2000 if they are not converted into common shares prior to that time. There are 14,263 shares of Series A preferred shares outstanding that are convertible into a total of 2,377,234 shares of the Company's common stock.

     At August 31, 2000, the Company had cash of $8,598,016, working capital of $8,452,642, total assets of $19,942,090, current liabilities of $166,209, and stockholders' equity of $19,775,881. There were 19,069,019 common shares outstanding at August 31, 2000.

OPERATIONS:

     As previously reported, the Company has acquired an additional 1.544% working interest at the East Lost Hills Natural Gas exploration project in the San Joaquin Basin of California. As a result of this acquisition, PYR's total working interest in the approximately 30,000 gross and net acres at East Lost Hills increases to 12.1193%.

     At the Company's previously announced discovery well, the ELH #1 operated by Berkley Petroleum, Inc. (TSE:BKP), physical construction and installation of a transportation pipeline and on-site processing facilities are in process. PYR estimates that it will be able to begin recording revenues from the sale of natural gas and condensate produced from this well early in the first quarter of 2001.

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     The Berkley operated ELH #2 step-out well is located approximately 1.5 miles northwest of the Berkley ELH #1 well. As previously released by the operator, the well has been cased to a depth of 17,650 feet across the upper Temblor sands as a potential gas well. Drilling below the casing is currently underway, and formal production testing will commence upon reaching total drilling depth in the well.

     The Berkley ELH #3 well is drilling below 17,800 feet, after completing an intermediate casing run to 14,645 feet. This well is designed to test a geologically separate structure from the structure encountered by the Company's drilling activities thus far at East Lost Hills.

     The Berkley ELH #4 well, located in Section 28, T26S, R21E, approximately
4.5 miles southeast of the Berkley ELH #1 well, commenced drilling operations at on November 26, 2000. The targeted depth of this well is 20,000 feet.

     Denver based PYR Energy is a natural gas and oil exploration company with activities focused in the San Joaquin Basin of California and in select areas of the Rocky Mountain region. Additional information about PYR Energy Corporation can be accessed via the Company's web site at www.pyrenergy.com.


                                      # # #

This release contains forward-looking statements regarding PYR Energy Corporation's future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company's reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control."